UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): April 1, 2020

TRANSCONTINENTAL REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-09240	94-6565852
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.01	TCI	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[  ]

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Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

On April 1, 2020, Transcontinental Realty Investors, Inc. (“TCI” or the “Company”) announced its operational results for the year ended December 31, 2019. A copy of the announcement is attached as Exhibit “99.1.”

The information furnished pursuant to Item 2.02 in this Form 8-K, including Exhibit “99.1” attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise the information furnished pursuant to Item 2.02 of this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)       Exhibits.

The following exhibit is furnished with this Report:

                    Exhibit No. Description

99.1*       Press release dated April 1, 2020

_________________________

* Furnished herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 2, 2020

TRANSCONTINENTAL REALTY INVESTORS, INC.

	By:	/s/ Daniel J. Moos
Daniel J. Moos
President and
Chief Executive Officer

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Exhibit "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investor Relations Daniel Moos (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports 2019 results

Dallas (April 1, 2020) - Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, is reporting its Results of Operations for the year ended December 31, 2019. With the current Coronavirus presenting a concern; we remain confident the underlying need for quality multi-family housing will remain strong. Should circumstances change or our view be less optimistic, we have the ability to dramatically slow our pace of our new development efforts. However, to date, TCI’s existing portfolio has seen a significant increase in value. For FYE 2018, same store aggregate appraised value of TCI’s holdings was approximately $244.4 million. Whereas for FYE 2019, same store aggregate appraised value of TCI’s holdings was $298.7 million. This represents a $54.2 million or 22% increase in overall asset value year over year.

Though the Company reported a net loss of $26.9 million or $3.09 per diluted share loss. This was driven by the overall strategic direction of both investing and expanding the core multi-family portfolio. In particular, as certain new multifamily development projects are completed, in which the Company has made significant new investments, it is expected that net income will be positively impacted in 2020 and 2021. Also, the Company paid higher interest rate debt with lower cost capital, purchased a ground lease, and made sizeable tenant capital improvements tied to the commercial portfolio.

The significant differences between FYE 2018 and 2019 are specifically and directly related to the following components:

1.	In November 2018 the Company created a new subsidiary Victory Abode Apartments, LLC (“VAA”) and contributed 52 multi-family projects that it owned and operated to VAA. TCI subsequently sold a 50% interest to a third party and recorded a $154.1 million gain. This transaction transferred a significant portion of Revenue to VAA and is attributed for the reduction in revenue from $121.0 million in 2018 to $47.9 million in 2019. The Gain on disposition of this transaction is currently being deployed for the development of new multifamily properties according to TCI’s overall strategy. TCI’s efforts in 2019 were to continue to grow and develop new multifamily properties and the integration of certain operating processes with regards to VAA.

In February of 2020, Standard & Poor’s Global Ratings announced the increase of Southern Properties Capital (a wholly owned subsidiary of TCI) issued rating to A- from BBB+ for bonds (Series A and B). In addition, Series C bond rating (secured by one of Southern Properties Capital’s commercial properties) increased to A from A-. These credit rating increases are due to S&P’s expectation of continued improvement in coverage ratios tied to the expansion of The Company’s portfolio.

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In 2019, TCI deployed over $33.7 million towards the development of over 2,600 units across more than 6 projects. There are also over a dozen projects in the pipeline that include parcels of land already owned by the Company. This recapitalization will strengthen TCI’s position in the marketplace and overall financial health for the benefit of its shareholders. There was also $25 million dedicated to Windmill Farms development; the Company anticipates revenues exceeding that amount over the next few years, plus recovery tied to the reimbursement of development expenses by the issuance of revenue bond sales tied to the Water District.

2.	All new multifamily real estate projects within TCI’s future pipeline are progressing in various stages of development. This requires initial investment with little to no cash flow from operations until additional assets become stabilized.

Revenues

Rental and other property revenues were $47.9 million for the year ended December 31, 2019. This represents a decrease of $73.1 million, as compared to the prior year revenues of $121.0 million. The decrease is primarily due to the contribution of fifty-two properties to the joint venture VAA on November 19, 2018.

Expenses

Property operating expenses were $25.2 million for the year ended December 31, 2019. This represents a decrease of $34.2 million, compared to the prior year operating expenses of $59.4 million. The decrease is primarily due to the contribution of fifty-two properties to the joint venture VAA on November 19, 2018.

Depreciation and amortization expenses were $13.4 million for the year ended December 31, 2019. This represents a decrease of $9.4 million compared to prior year depreciation of $22.8 million. The decrease is primarily due to the contribution of fifty-two properties to the joint venture VAA on November 19, 2018.

General and administrative expenses were $10.9 million for the year ended December 31, 2019. This represents a decrease of $0.5 million compared to the prior year expenses of $11.4 million. There was a $0.5 million decrease reflected to Advisory fees. The overall SG&A costs did not decrease associated with the JV; as the principal partners contribute resources on a non-allocated basis.

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Other income (expense)

Interest income was $19.6 million for the year ended December 31, 2019 compared to $15.8 million for the year ended December 31, 2018 for an increase of $3.8 million. This increase was primarily due to an increase of $3.8 million in interest on receivable owed from the Advisor.

Mortgage and loan interest expense was $31.8 million for the year ended December 31, 2019. This represents a decrease of $27.1 million compared to the prior year expense of $58.9 million. The decrease is primarily due to the contribution of fifty-two properties to the joint venture VAA on November 19, 2018.

There was no material gain or loss on sales of income producing properties was recognized during the year ended December 31, 2019, as our focus was not on the sale of any assets. Over the past several years we have successfully disposed of underperforming assets. As such, there are only a few remaining assets we have a strong intention of selling. There are also a few more strategic assets that we are positioned for sale as market conditions dictate.

The company recorded a non-cash charge of $15.1 million tied to currency rate exposure associated with TCI’s Bond Offering (SPC). Historically, the exchange ratio reflects an imbalance which is not expected to continue. To this point; the exchange rate has enhanced since 12/31/19. It should be noted that we completed a currency transaction on 3/18/20 that covered the July 2020 Bond payment. In reality this transaction dropped the projected non-cash loss by over $1.3 million.

Gain on land sales was $14.9 million and $17.4 million for the years ended December 31, 2019 and 2018, respectively.

Other income was $0.084 million and $28.2 million for the years ended December 31, 2019 and 2018, respectively. TCI’s Other income category is traditionally low and was abnormally high in 2018 due to a $17.6 million gain recognized in September 2018 for deferred income associated with the sale of assets, as well as income of approximately $7.6 million from insurance proceeds on Mahogany Run Golf Course.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company’s website at www.transconrealty-invest.com.

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2019	2018	2017
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $841, $767 and $839 for the years ended 2019, 2018 and 2017, respectively, from related parties)	$47,970	$120,955	$125,233

Expenses:
Property operating expenses (including $991, $943 and $929 for the years ended 2019, 2018 and 2017, respectively, from related parties)	25,213	59,420	63,056
Depreciation and amortization	13,379	22,761	25,558
General and administrative (including $4,144, $4,578 and $3,120 for the years ended 2019, 2018 and 2017, respectively, from related parties)	10,951	11,359	6,269
Net income fee to related party	357	631	250
Advisory fee to related party	5,806	10,663	9,995
Total operating expenses	55,706	104,834	105,128
Net operating (loss) income	(7,736)	16,121	20,105

Other income (expenses):
Interest income (including $17,413, $13,132 and $11,485 for the years ended 2019, 2018 and 2017, respectively, from related parties)	19,607	15,793	13,862
Other income	84	28,150	625
Mortgage and loan interest (including $1,999, $423 and $1,174 for the year ended 2019, 2018 and 2017, respectively, from related parties)	(31,816)	(58,872)	(59,944)
Foreign currency transaction (loss) gain	(15,108)	12,399	(4,536)
Loss on debt extinguishment	(5,219)	—	—
Equity (loss) earnings from VAA	(2,774)	44	—
Earnings from other unconsolidated investees	16	1,085	26
Total other expenses	(35,210)	(1,401)	(49,967)
(Loss) income before gain on disposition of 50% interest in VAA, gain on land sales, non-controlling interest, and taxes	(42,946)	14,720	(29,862)

Gain on disposition of 50% interest in VAA	—	154,126	—
(Loss) gain on sale of income producing properties	(80)	—	9,842
Gain on land sales	14,889	17,404	4,884
Net (loss) income from continuing operations before taxes	(28,137)	186,250	(15,136)
Income tax expense - current	—	(1,210)	(180)
Income tax benefit (expense) - deferred	2,000	(2,000)	—
Net (loss) income from continuing operations	(26,137)	183,040	(15,316)
Net (loss) income	(26,137)	183,040	(15,316)
Net (income) attributable to non-controlling interest	(783)	(1,590)	(499)
Net (loss) income attributable to Transcontinental Realty Investors, Inc.	(26,920)	181,450	(15,815)
Preferred dividend requirement	—	(900)	(900)
Net (loss) income applicable to common shares	$(26,920)	$180,550	$(16,715)

Earnings per share - basic
Net (loss) income from continuing operations	$(3.00)	$20.89	$(1.86)
Net (loss) income applicable to common shares	$(3.09)	$20.71	$(1.92)

Earnings per share - diluted
Net (loss) income from continuing operations	$(3.00)	$20.89	$(1.86)
Net (loss) income applicable to common shares	$(3.09)	$20.71	$(1.92)

Weighted average common shares used in computing earnings per share	8,717,767	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767	8,717,767
Amounts attributable to Transcontinental Realty Investors, Inc.
Net (loss) income from continuing operations	$(26,137)	$183,040	$(15,316)
Net (loss) income applicable to common shares	$(26,920)	$180,550	$(16,715)

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018

	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$469,997	$461,718
Real estate subject to sales contracts at cost	7,966	2,014
Less accumulated depreciation	(90,173)	(79,228)
Total real estate	387,790	384,504

Notes and interest receivable (including $57,260 in 2019 and $51,945 in 2018 from related parties)	120,986	83,541
Cash and cash equivalents	51,179	36,358
Restricted cash	32,082	70,207
Investment in VAA	59,148	68,399
Investment in other unconsolidated investees	22,632	22,172
Receivable from related parties	141,541	133,642
Other assets	50,560	63,557
Total assets	$865,918	$862,380

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$246,546	$277,237
Bonds and bond interest payable	229,722	158,574
Deferred revenue (including $9,468 in 2019 and $17,522 in 2018 to related parties)	9,468	17,522
Deferred tax liability	—	2,000
Accounts payable and other liabilities (including $935 in 2019 and $3 in 2018 to related parties)	26,115	26,646
Total liabilities	511,851	481,979

Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2019 and 2018; outstanding 8,717,767 shares in 2019 and 2018	87	87
Treasury stock at cost, 200 shares in 2019 and 2018	(2)	(2)
Paid-in capital	257,853	258,050
Retained earnings	74,665	101,585
Total Transcontinental Realty Investors, Inc. shareholders’ equity	332,603	359,720
Non-controlling interest	21,464	20,681
Total shareholders’ equity	354,067	380,401
Total liabilities and shareholders’ equity	$865,918	$862,380